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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    As independent public accountants, we consent to the incorporation by reference in the Registration Statement (Form 10) of Discovery Zone, Inc. for the registration of its common stock, $.01 par value of our report dated March 21, 1995 (except with respect to the Company's bankruptcy filing discussed in Note 1 as to which the date is March 25, 1996), with respect to the consolidated statements of operations, equity and cash flows of Discovery Zone, Inc. for the year ended December 31, 1994 included in its Registration Statement on Form S-4, filed with the Securities and Exchange Commission.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois,
November 18, 1997